EXHIBIT 99.2

Engle to Become CEO of AVANEX in July 2001

FREMONT, Calif., April 24 /PRNewswire Interactive News Release/ --

Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that accelerate the deployment of the next-generation optical networks, today announced that Paul Engle, President and Chief Operating Officer, would become Chief Executive Officer of the company effective July 1, 2001.

Walter Alessandrini, Chairman of the Board and CEO of the company, made the announcement in a conference call with industry analysts and investors held after close of market today. In his comments, Alessandrini said he intends to continue as Chairman of the company through the end of calendar year 2003.

Engle joined Avanex in September 2000 as its President and COO, and has extensive experience in the fiber optics industry and a successful record in management positions with some of world's leading technology companies.

Prior to joining Avanex, Engle was vice president and general manager of the Fiber Optic Communications Division of Agilent Technologies. In February 1997, Engle assumed full profit and loss responsibility for Hewlett Packard's worldwide fiber optics components business, which grew to over $500 million in annual revenue to become one of the world's largest fiber optics component businesses, and which was among the HP businesses that were spun off as Agilent Technologies in November 1999. Engle had joined Hewlett Packard in England in 1993 as general manager of the company's Fiber Optic Components Operation.

Engle previously was president and managing director of BT&D Technologies Ltd. in Ipswich, England, a joint venture formed by British Telecom and DuPont to develop fiber optics products. He assumed leadership of BT&D after the start-up phase. Earlier, Engle founded and was president of Qualitron, Inc. in Dallas, Texas after stints with three major corporations - Rockwell International, Fairchild Semiconductors and Texas Instruments. He is a Registered Professional Engineer in California.

Engle holds a degree in physics and mathematics from Pan American University and a master's degree in business administration from the University of Dallas. He also has done graduate work in the Executive Development Program at Stanford University.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost- effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the company also maintains The Photonics Center(TM) in Richardson, Texas and a development facility in Hudson, Mass.

Contact Information:

Media	Investor Relations
Tony Florence Phone: 510-897-4162 Fax: 510-979-0198 email: tony_florence@avanex.com	Investor Relations Mark Weinswig Phone: 510-897-4344 Fax: 510-897-4345 email: mark_weinswig@avanex.com